Exhibit (a)(11)

STATE STREET NAVIGATOR SECURITIES LENDING TRUST
AMENDMENT NO. 10 to Master Trust Agreement

AMENDMENT NO. 10 to the Master Trust Agreement dated June 15, 1995 (the “Agreement”) of State Street Navigator Securities Lending Trust (the “Trust”), made at Boston, Massachusetts this 29th day of November 2016.

WHEREAS, Section 7.3 of the Master Trust Agreement of the Trust provides that the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder of the Trust and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of such Trustees;

WHEREAS, the Trustees desire to amend the Agreement to create four Sub-Trusts as permitted under Article IV of the Agreement;

WHEREAS, the Trustees desire to amend the Agreement to terminate four Sub-Trusts known as State Street Navigator Securities Lending Government Portfolio, State Street Navigator Securities Lending Short-Term Bond Portfolio, State Street Navigator Securities Lending TIAA-CREF Short Term Lending Portfolio and State Street Navigator Securities Lending MET Portfolio, as permitted under Article IV of the Agreement; and

WHEREAS, the Trustees desire to amend the Agreement to change the name of State Street Navigator Securities Lending Prime Portfolio to State Street Navigator Securities Lending Government Money Market Portfolio.

NOW, THEREFORE, the undersigned officer, pursuant to a vote of the Trustees, hereby amends the Agreement as follows:

The first sentence of the first paragraph of Section 4.2 of the Agreement is hereby amended in its entirety to read as follows:

Section 4.2 Establishment and Designation of Sub-Trusts and Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate five (5) Sub Trusts: (i) State Street Navigator Securities Lending Government Money Market Portfolio (formerly, State Street Navigator Securities Lending Prime Portfolio); (ii) State Street Navigator Securities Lending Portfolio I (formerly, State Street Navigator Securities Lending Prime Portfolio II); (iii) State Street Navigator Securities Lending Prime Portfolio III; (iv) State Street Navigator Securities Lending Prime Portfolio IV; and (v) State Street Navigator Securities Lending Prime Portfolio V, each of which shall have a single class of Shares.

IN WITNESS WHEREOF, the undersigned hereunto has set her hand in the City of Boston, Commonwealth of Massachusetts, as of the 29th day of November 2016.

/s/ Ellen M. Needham
Ellen M. Needham
President of the Trust